EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 14, 2024 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of September 30, 2024, of $40.2 million. Net asset value per share decreased to $2.96 as of September 30, 2024, from $3.66 as of June 30, 2024. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Net assets	$40,165	$49,792	$45,892	$48,287	$47,128
Shares outstanding	13,586	13,586	13,586	13,586	13,518
Net assets per share	$2.96	$3.66	$3.38	$3.55	$3.49

The following were the principal contributors to the changes in fair value of the Company’s portfolio holdings in the third quarter of 2024:

Decrease in Fair Value of Morgan E&P. During 2023 and the first half of 2024, Morgan E&P, LLC (“Morgan”) completed the acquisition of approximately 6,707 net acres in the Bakken/Three Forks formation in the Williston Basin of North Dakota. During the third quarter of 2024, there was a decrease of 17.6% in the price of oil. Morgan also experienced a decline in production from its two operating wells. Principally as a result of these two factors, the fair value of our equity holding in Morgan decreased $7.0 million, from $26.0 million as of June 30, 2024 to $19.0 million as of September 30, 2024.

Decrease in Fair Value of Equus Energy. During the third quarter of 2024, the fair value of the Company’s holding in Equus Energy, LLC (“Equus Energy”) decreased $2.0 million, from $10.0 million to $8.0 million, largely as a consequence of the decrease in oil prices during the quarter.

The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of its investments in Morgan and Equus Energy.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.